EXHIBIT 99.1

                  News                   News          News                   News          News                   News

January 20, 2005

First Financial Bancorp Reports Fourth-Quarter Earnings

•	2004 earnings per share up 10.6 percent over 2003

•	Continued improvement in credit quality

HAMILTON, Ohio — First Financial Bancorp (Nasdaq: FFBC) chairman of the board, Bruce E. Leep, and president and chief executive officer, Claude E. Davis, today announced fourth-quarter 2004 earnings of $10,009,000 or 23 cents in diluted earnings per share, compared to $8,841,000 or 20 cents in diluted earnings per share for the same period in 2003, a 15.00 percent increase.

Bancorp also announced year-to-date earnings of $41,118,000 or 94 cents in diluted earnings per share, compared to $37,906,000 or 85 cents in diluted earnings per share for the same period in 2003. This represents a 10.59 percent increase in year-to-date earnings per share.

Return on average assets for the fourth quarter was 1.03 percent for 2004, compared to 0.90 percent for the same period in 2003. Return on average shareholders’ equity was 10.74 percent for the fourth quarter of 2004, versus 9.62 percent for the comparable period in 2003. Year-to-date return on assets was 1.05 percent, compared to 0.99 percent in 2003, while return on average shareholders’ equity was 11.21 percent versus 10.27 percent. Bancorp continues to maintain strong capital with a fourth-quarter 2004 average equity to assets ratio of 9.55 percent.

Davis, who joined Bancorp in October of 2004, said, “I am encouraged by the improvement in credit quality and the opportunity for continued operational and profitability improvement. At this time, I am working with the board of directors on developing a new strategic plan that will be shared with shareholders and employees later in the first quarter of 2005.

“Our improved results in 2004 are an indication of the validity of the product delivery model of community-bank-like service and local decision making at the point of customer contact — a model that has served First Financial Bancorp well in the past and will continue in the future.”

(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)

Regionalization Update:

Previously announced plans to merge Citizens First State Bank and Fidelity Federal Savings Bank into Community First Bank & Trust, headquartered in Celina, Ohio, creating a $1.1 billion bank, remain on target for the first quarter of 2005, subject to regulatory approval. Additionally, previously announced plans to merge Heritage Community Bank into First Financial Bank, headquartered in Hamilton, Ohio, creating a $2 billion bank also remain on schedule for the first quarter of 2005, pending regulatory approval.

Net Interest Income:

Net interest income for the fourth quarter of 2004 was $35.4 million, compared to $34.1 million in the fourth quarter of 2003, an increase of 3.80 percent or $1.3 million. Net interest income on a linked-quarter basis (fourth quarter of 2004 compared to third quarter of 2004) decreased $812,000 or 2.24 percent. Net interest income for 2004 on a year-to-date basis decreased $1.1 million or 0.78 percent from the comparable period in 2003. Bancorp has continued its strategic decision to lengthen the maturity of its retail deposits, thus increasing interest expense and reducing net interest income. By adopting this strategy, Bancorp expects to improve and stabilize the impact of deposit costs. Bancorp’s net interest margin increased to 3.91 percent in the fourth quarter of 2004 from 3.74 percent in the fourth quarter of 2003 due primarily to a 16 basis-point effect of the accelerated amortization of premiums associated with a mobile home loan sale in the fourth quarter of 2003. Linked-quarter net interest margin has decreased 2 basis points from 3.93 percent to 3.91 due to the strategic decision to lengthen the maturities of certain retail deposits in a relatively low interest rate environment. Year-to-date net interest margin was 3.96 percent compared to 4.06 percent in 2003.

Average total loans for the fourth quarter of 2004 increased 3.36 percent and year-to-date average total loans net of unearned income increased 2.55 percent from the comparable period a year ago. This increase was achieved even though Bancorp sold approximately $46 million in loan balances through branch sales, a distressed loan portfolio sale, and a mobile home loan portfolio sale since the third quarter of 2003. Primarily, loan growth has been centered in the commercial real estate category as demand improved, primarily in the southwestern Ohio market. On a linked-quarter basis, average outstanding loan balances decreased 0.70 percent, due to the fourth quarter impact of the sale of $28 million of retail real estate mortgage loans.

Average deposit balances for the fourth quarter decreased $16.7 million or 0.57 percent and year-to-date average deposits decreased $19.3 million or 0.65 from the comparable period a year ago. On a linked quarter basis, average deposits have increased 0.32% marked by modest growth in the non-interest bearing category and the time deposit category. Since the third quarter of 2003, deposit balances have been adversely impacted by the sale of two banking centers that reduced deposit balances by $48 million.

Credit Quality:

The provision for loan loss expense for the fourth quarter of 2004 was $343,000 compared to $7.4 million for the same period in 2003. This is due primarily to the credit quality differences in the two periods and the analysis of the overall risk embedded in the loan portfolio. Net charge-offs of $2.2 million for the fourth quarter were $6.1 million less than the $8.3 million in net charge-offs for the fourth quarter of 2003. Year-to-date provision expense was $7.3 million or $11.7 million less than 2003. Year-to-date net charge-offs were $8.3 million in 2004, down $11.0 million from the $19.3 million recorded in 2003. The fourth quarter of 2004 charge-offs are higher than the linked quarter and mark a return to charge- off levels toward the upper boundary of a normal range, and levels that are consistent with our lending mix. Decreases in commercial and commercial real estate loans charged-off and continued strong recoveries on commercial and consumer loans positively impacted net charge-offs for the year. The percentage of net charge-offs to average loans for the fourth quarter of 2004 was 0.30 percent compared to 1.18 percent for the same period in 2003. The percentage of net charge-offs to average loans was 0.29 percent for year-to-date 2004, compared to 0.69 percent for the same period in 2003.

Bancorp continued to maintain appropriate reserves with an allowance to ending loans ratio of 1.61 percent at quarter end versus 1.71 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $46.7 million is adequate to absorb inherent credit losses.

The nonperforming assets to ending loans ratio decreased to 0.83 percent as of December 31, 2004, from 1.18 percent at the end of the fourth quarter of 2003. Total nonperforming assets — which includes nonaccrual loans, restructured loans, and other real estate owned — decreased 27.47 percent to $23.9 million at the end of the fourth quarter of 2004 from $33.0 million at December 31, 2003. Nonaccrual loans decreased $5.9 million, restructured loans decreased $1.7 million, and other real estate owned decreased $1.5 million. On a linked-quarter basis, total nonperforming assets decreased $3.3 million or 12.23 percent. Bancorp’s level of nonperforming assets has improved over the last five quarters.

Loans delinquent over 90 days increased 9.67 percent to $2.1 million at the end of the fourth quarter of 2004 from $1.9 million at the end of the fourth quarter of 2003.

This overall improvement in credit quality was positively influenced by signs of economic recovery, strategies such as the fourth-quarter 2003 distressed loan sale, and improved credit risk and risk management disciplines. Given the current economic environment, Bancorp expects continued stable to improving credit quality trends through 2005, although moderate fluctuations could occur as Bancorp continues to work through expected credit issues.

Noninterest Income:

Fourth-quarter 2004 noninterest income was $14.7 million, a decrease of $4.3 million or 22.85 percent from the fourth quarter of 2003 due to the effects of the fourth quarter 2003 sale of the Sunman, Indiana office and a non-recurring life insurance gain of a combined $5.7 million reflected in the other category of noninterest income. Service charge income decreased $397,000 or 8.07 percent from the same quarter a year ago largely due to decreased insufficient funds charges. Trust revenues for the fourth quarter of 2004 increased 15.30 percent or $558,000 more than the comparable period last year as a result of year-over-year market value improvements, improved sales efforts, and service-fee changes on certain accounts. The other category of noninterest income decreased $4,517,000 or 43.19 percent from a year ago. Also, included in other noninterest income for the fourth quarter of 2004 was the recapture of impairment reserve on the mortgage-servicing assets of approximately $325,000 compared to an impairment charge of $24,000 in 2003, a net change of $349,000. Gains on the sale of mortgage loans were $441,000 for the fourth quarter of 2004 versus $681,000 for the comparable period in 2003, a change of $240,000.

Year-to-date noninterest income decreased 3.49 percent to $60.0 million in 2004. This decrease was the result of the gain reported on the sale of two banking centers in 2003, partially offset by an increase in trust fees, additional life insurance income, and increased brokerage fees. Recapture of impairment reserve on the mortgage-servicing assets was $1.3 million in 2004, compared with impairment charges of $1.7 million in 2003, a net change of $3.0 million. This positive change was also offset on a year-to-date basis by a decrease in gains on the sale of mortgage loans from $5.2 million in 2003 to $1.6 million in 2004.

Noninterest Expense:

Total noninterest expense increased $1.6 million or 4.71 percent for the fourth quarter of 2004 from the fourth quarter of 2003. Salaries and employee benefits increased $1.0 million or 5.59 percent due to severance charges of approximately $849,000 in the fourth quarter of 2004 related largely to the departure of one Bancorp executive and severance associated with the Heritage Community Bank merger. Net occupancy expenses for the fourth quarter of 2004 increased $314,000 or 16.77 percent as a result of increased building rent, depreciation, and related expenses. Data-processing expense for the quarter decreased $245,000 or 12.03 percent. As previously announced, Bancorp also recognized a charge of $831,000 for the Heritage merger.

Year-to-date noninterest expense for 2004 was $3.3 million or 2.51 percent more than 2003. Other noninterest expense on a year-to-date basis was impacted by costs associated with the mobile home loan sale completed in the first quarter of 2004, direct consulting and increased staffing for Sarbanes-Oxley Section 404 internal control documentation and testing, consolidation activities outside the scope of Project Renaissance, and the search for a new chief executive officer.

Earnings Conference Call and Webcast

On January 20, 2005, Bancorp will host an earnings conference call with stock analysts that will be webcast live at 3:00 p.m. EST. The presenters will be Claude E. Davis, president and chief executive officer, and C. Douglas Lefferson, executive vice president and chief financial officer. Interested parties may listen to the conference call by telephoning 1-877-407-8289 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call, clicking on the Investor Information section, and choosing the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast.

The event will also be archived on the company’s website for one year. Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account# 1628, conference ID# 135040 between 6:30 p.m. EST on January 20, 2005 and 11:59 p.m. on January 27, 2005.

Other Items:

Bancorp repurchased 26,000 shares of its common stock during the fourth quarter of 2004 under a previously approved and ongoing program for general corporate purposes.

A $3.9 billion publicly owned bank holding company with over 4,000 shareholders, First Financial Bancorp currently operates 6 banking affiliates with a total of 107 retail banking centers in Ohio, Michigan, Kentucky, and Indiana, as well as an investment-advisor affiliate and an operations affiliate. Insurance services are offered through Flagstone Insurance and Financial Services.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2003. Management’s analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2003 Form 10-K.

First Financial Bancorp
P.O. Box 476
Hamilton, OH 45012
Analyst Contact: C. Douglas Lefferson
513-867-4993
doug.lefferson@ffbc-oh.com
Media Contact: Cheryl R. Lipp
513-867-4929
cheryl.lipp@comfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA

(Dollars in thousand, except per share)
(Unaudited)

	Three months ended					Twelve months ended
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2004	2004	2004	2004	2003	2004	2003
EARNINGS
Net interest income	$35,389	$36,201	$36,000	$36,157	$34,093	$143,747	$144,881
Net earnings	10,009	10,824	10,337	9,948	8,841	41,118	37,906
Net earnings per share - basic	$0.23	$0.25	$0.24	$0.23	$0.20	$0.94	$0.85
Net earnings per share - diluted	$0.23	$0.25	$0.24	$0.23	$0.20	$0.94	$0.85

KEY RATIOS
Return on average assets	1.03%	1.09%	1.06%	1.03%	0.90%	1.05%	0.99%
Return on average shareholders’ equity	10.74%	11.81%	11.40%	10.88%	9.62%	11.21%	10.27%
Average shareholders’ equity to average assets	9.55%	9.27%	9.33%	9.44%	9.38%	9.40%	9.62%
Net interest margin	3.91%	3.93%	3.98%	4.00%	3.74%	3.96%	4.06%
Net interest margin (fully tax equivalent)	3.99%	4.02%	4.07%	4.10%	3.84%	4.04%	4.16%

COMMON STOCK DATA
Average basic shares outstanding	43,708,800	43,750,598	43,868,314	43,924,139	43,993,558	43,818,779	44,370,917
Average diluted shares outstanding	43,762,371	43,817,398	43,951,016	43,967,599	44,012,803	43,880,412	44,422,852
Ending shares outstanding	43,677,236	43,695,439	43,810,651	43,924,139	43,939,018	43,677,236	43,939,018
Market price:
High	$17.90	$18.78	$18.47	$18.82	$16.92	$18.82	$17.19
Low	$16.90	$16.71	$15.61	$16.29	$15.14	$15.61	$14.67
Close	$17.50	$17.08	$17.72	$18.50	$15.95	$17.50	$15.95
Book value	$8.50	$8.50	$8.24	$8.44	$8.34	$8.50	$8.34
Common dividend declared	$0.15	$0.15	$0.15	$0.15	$0.15	$0.60	$0.60

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income	$2,900,008	$2,920,472	$2,859,043	$2,819,711	$2,805,667	$2,875,002	$2,803,448
Investment securities	700,235	729,627	767,667	799,823	798,727	749,150	744,201
Other earning assets	4,926	9,818	13,827	12,279	13,559	10,197	20,855

Total earning assets	3,605,169	3,659,917	3,640,537	3,631,813	3,617,953	3,634,349	3,568,504
Total assets	3,882,052	3,932,743	3,907,566	3,894,900	3,886,012	3,904,332	3,838,688
Noninterest-bearing deposits	432,775	409,237	405,098	395,894	399,611	410,807	403,929
Interest-bearing deposits	2,504,032	2,518,080	2,514,194	2,530,912	2,553,934	2,516,773	2,542,920

Total deposits	2,936,807	2,927,317	2,919,292	2,926,806	2,953,545	2,927,580	2,946,849
Borrowings	517,010	585,529	564,710	542,380	516,952	552,401	474,230
Shareholders’ equity	370,722	364,495	364,574	367,628	364,653	366,859	369,239

CREDIT QUALITY
Ending allowance for loan losses	$46,718	$48,590	$47,824	$47,672	$47,771	$46,718	$47,771
Nonperforming assets:
Nonaccrual	20,102	22,203	22,723	26,586	25,980	20,102	25,980
Restructured	2,110	2,344	2,936	3,373	3,821	2,110	3,821
OREO	1,730	2,731	2,215	3,070	3,207	1,730	3,207

Total nonperforming assets	23,942	27,278	27,874	33,029	33,008	23,942	33,008

Loans delinquent over 90 days	2,053	1,116	721	1,345	1,872	2,053	1,872

Gross charge-offs:
Commercial real estate	(746)	(166)	(105)	(631)	(3,377)	(1,648)	(4,213)
Commercial loans and leases	(987)	(429)	(560)	(1,036)	(3,650)	(3,012)	(9,920)
Consumer	(1,484)	(1,507)	(2,622)	(2,588)	(2,447)	(8,201)	(9,109)
All other	38	(22)	(2)	(27)	(8)	(13)	(64)

Total gross charge-offs	(3,179)	(2,124)	(3,289)	(4,282)	(9,482)	(12,874)	(23,306)

Recoveries:
Commercial real estate	80	10	0	34	83	124	138
Commercial loans and leases	350	213	467	538	561	1,568	1,538
Consumer	559	553	723	1,011	498	2,846	2,269
All other	(25)	17	8	0	9	0	13

Total recoveries	964	793	1,198	1,583	1,151	4,538	3,958

Total net charge-offs	(2,215)	(1,331)	(2,091)	(2,699)	(8,331)	(8,336)	(19,348)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.61%	1.66%	1.65%	1.68%	1.71%	1.61%	1.71%
Nonperforming assets to ending loans, net of unearned income plus OREO	0.83%	0.93%	0.96%	1.16%	1.18%	0.83%	1.18%
90 days past due to loans, net of unearned income	0.07%	0.04%	0.02%	0.05%	0.07%	0.07%	0.07%
Net charge-offs to average loans, net of unearned income	0.30%	0.18%	0.29%	0.38%	1.18%	0.29%	0.69%

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands)
(Unaudited)

			Three months ended,			Twelve months ended,
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2004	2004	2004	2004	2003	2004	2003
Interest income
Loans, including fees	$43,736	$43,687	$42,461	$42,522	$41,393	$172,406	$179,771
Investment securities
Taxable	5,810	6,106	6,241	6,813	6,060	24,970	21,801
Tax-exempt	1,307	1,321	1,381	1,449	1,555	5,458	6,430

Total investment securities interest	7,117	7,427	7,622	8,262	7,615	30,428	28,231

Interest-bearing deposits with other banks	16	22	34	28	36	100	141
Federal funds sold and securities purchased under agreements to resell	8	15	9	11	11	43	146

Total interest income	50,877	51,151	50,126	50,823	49,055	202,977	208,289

Interest expense
Deposits	10,136	9,504	9,037	9,662	10,214	38,339	44,386
Short-term borrowings	688	793	526	499	471	2,506	1,824
Long-term borrowings	4,255	4,274	4,226	4,163	4,130	16,918	16,334
Subordinated debentures and capital securities	409	379	337	342	147	1,467	864

Total interest expense	15,488	14,950	14,126	14,666	14,962	59,230	63,408

Net interest income	35,389	36,201	36,000	36,157	34,093	143,747	144,881
Provision for loan losses	343	2,097	2,243	2,600	7,422	7,283	18,942

Net interest income after provision for loan losses	35,046	34,104	33,757	33,557	26,671	136,464	125,939

Noninterest income
Service charges on deposit accounts	4,520	4,920	4,794	4,613	4,917	18,847	19,422
Trust revenues	4,206	3,774	4,030	3,892	3,648	15,902	14,500
Investment securities gains (losses)	13	(8)	(1)	(2)	4	2	24
Other	5,941	7,330	6,082	5,938	10,458	25,291	28,266

Total noninterest income	14,680	16,016	14,905	14,441	19,027	60,042	62,212

Noninterest expenses
Salaries and employee benefits	19,666	19,491	19,056	18,519	18,625	76,732	76,508
Net occupancy	2,186	2,119	1,968	2,205	1,872	8,478	7,665
Furniture and equipment	1,851	1,782	1,800	1,804	1,701	7,237	7,101
Data processing	1,792	1,773	1,758	1,863	2,037	7,186	6,730
Deposit insurance	119	119	166	171	140	575	537
State taxes	409	368	344	344	442	1,465	1,768
Amortization of intangibles	220	220	220	216	205	876	824
Other	8,813	8,570	8,077	8,122	8,458	33,582	31,662

Total noninterest expenses	35,056	34,442	33,389	33,244	33,480	136,131	132,795

Income before income taxes	14,670	15,678	15,273	14,754	12,218	60,375	55,356
Income tax expense	4,661	4,854	4,936	4,806	3,377	19,257	17,450

Net earnings	$10,009	$10,824	$10,337	$9,948	$8,841	$41,118	$37,906

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME

Interest income	$50,877	$51,151	$50,126	$50,823	$49,055	$202,977	$208,289
Tax equivalent adjustment	773	778	819	860	885	3,230	3,641

Interest income - tax equivalent	51,650	51,929	50,945	51,683	49,940	206,207	211,930
Interest expense	15,488	14,950	14,126	14,666	14,962	59,230	63,408

Net interest income - tax equivalent	$36,162	$36,979	$36,819	$37,017	$34,978	$146,977	$148,522

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Dec. 31,	Dec. 31,
	2004	2003
ASSETS
Cash and due from banks	$155,353	$183,612
Interest-bearing deposits with other banks	920	5,014
Federal funds sold and securities purchased under agreements to resell	12,049	607
Investment securities, held-to-maturity	12,809	18,399
Investment securities, available-for-sale	669,431	794,762
Loans
Commercial	644,933	666,315
Real estate-construction	91,475	73,260
Real estate-mortgage	1,539,398	1,466,153
Installment	592,402	560,061
Credit card	21,895	21,680
Lease financing	5,229	12,241

Total loans	2,895,332	2,799,710
Less
Unearned income	6	86
Allowance for loan losses	46,718	47,771

Net loans	2,848,608	2,751,853
Premises and equipment	66,898	59,050
Goodwill	28,444	27,379
Other intangibles	7,855	7,530
Deferred income taxes receivable	7,816	6,227
Other assets	106,488	101,629

Total Assets	$3,916,671	$3,956,062

LIABILITIES
Deposits
Noninterest-bearing	$443,902	$414,785
Interest-bearing	2,541,084	2,530,880

Total deposits	2,984,986	2,945,665
Short-term borrowings	145,144	258,909
Federal Home Loan Bank long-term debt	350,856	322,979
Other long-term debt	30,930	30,000
Accrued interest and other liabilities	33,300	32,026

Total Liabilities	3,545,216	3,589,579

SHAREHOLDERS’ EQUITY
Common stock	395,521	395,752
Retained earnings	65,095	50,325
Accumulated comprehensive income	(3,123)	2,344
Restricted stock awards	(3,073)	(3,397)
Treasury stock, at cost	(82,965)	(78,541)

Total Shareholders’ Equity	371,455	366,483

Total Liabilities and Shareholders’ Equity	$3,916,671	$3,956,062

ADDITIONAL DATA — RISK BASED CAPITAL

	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,
	2004	2004	2004	2004	2003
Tier 1 Capital	$367,114	$364,529	$361,597	$359,134	$358,616

Tier 1 Ratio	13.23%	13.24%	12.98%	13.19%	13.20%
Total Capital	$401,957	$399,108	$396,580	$393,331	$392,735
Total Capital Ratio	14.48%	14.50%	14.24%	14.45%	14.46%
Total Risk-Adjusted Assets	$2,775,584	$2,752,339	$2,785,789	$2,722,261	$2,715,858
Leverage Ratio	9.54%	9.35%	9.33%	9.30%	9.30%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Year-to-Date Averages
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	December 31,
	2004	2004	2004	2004	2003	2004	2003
ASSETS
Cash and due from banks	$117,450	$120,166	$115,009	$114,977	$117,810	$116,911	$128,582
Interest-bearing deposits with other banks	3,008	5,124	10,422	7,588	9,252	6,522	7,857
Federal funds sold and securities purchased under agreements to resell	1,918	4,694	3,405	4,691	4,307	3,675	12,998
Investment securities	700,235	729,627	767,667	799,823	798,727	749,150	744,201
Loans
Commercial	638,154	652,874	667,796	669,188	658,205	656,940	688,879
Real estate-construction	99,346	88,056	77,963	76,193	68,621	85,435	75,443
Real estate-mortgage	1,538,621	1,556,555	1,520,659	1,488,463	1,480,587	1,526,192	1,445,916
Installment	597,299	594,796	562,990	554,374	564,684	577,467	556,613
Credit card	20,631	20,493	20,134	20,274	20,402	20,384	20,334
Lease financing	5,965	7,716	9,538	11,284	13,276	8,616	16,499

Total loans	2,900,016	2,920,490	2,859,080	2,819,776	2,805,775	2,875,034	2,803,684
Less
Unearned income	8	18	37	65	108	32	236
Allowance for loan losses	48,815	48,220	47,873	47,877	48,754	48,198	48,600

Net loans	2,851,193	2,872,252	2,811,170	2,771,834	2,756,913	2,826,804	2,754,848
Premises and equipment	64,765	61,750	60,155	59,271	58,863	61,495	57,465
Deferred income tax	7,561	10,183	8,374	5,570	8,457	7,927	6,501
Other assets	135,922	128,947	131,364	131,146	131,683	131,848	126,236

Total Assets	$3,882,052	$3,932,743	$3,907,566	$3,894,900	$3,886,012	$3,904,332	$3,838,688

LIABILITIES
Deposits
Interest-bearing	$142,754	$160,728	$167,560	$193,256	$182,501	$165,996	$214,285
Savings	1,060,305	1,072,417	1,057,305	1,030,709	1,046,180	1,055,245	980,972
Time	1,300,973	1,284,935	1,289,329	1,306,947	1,325,253	1,295,532	1,347,663

Total interest-bearing deposits	2,504,032	2,518,080	2,514,194	2,530,912	2,553,934	2,516,773	2,542,920
Noninterest-bearing	432,775	409,237	405,098	395,894	399,611	410,807	403,929

Total deposits	2,936,807	2,927,317	2,919,292	2,926,806	2,953,545	2,927,580	2,946,849
Borrowed funds
Short-term borrowings	163,936	234,622	215,124	209,166	193,390	205,677	154,123
Federal Home Loan Bank long-term debt	353,074	350,907	349,586	333,214	323,562	346,724	320,107

Total borrowed funds	517,010	585,529	564,710	542,380	516,952	552,401	474,230
Other long-term debt	30,930	30,930	30,930	30,930	30,000	30,930	19,315
Accrued interest and other liabilities	26,583	24,472	28,060	27,156	20,862	26,562	29,055

Total Liabilities	3,511,330	3,568,248	3,542,992	3,527,272	3,521,359	3,537,473	3,469,449

SHAREHOLDERS’ EQUITY
Common stock	395,533	395,581	395,586	395,648	395,808	395,587	395,912
Retained earnings	61,389	58,598	53,999	51,165	47,534	56,308	44,463
Accumulated comprehensive income	(322)	(4,317)	(1,199)	3,311	2,587	(641)	5,516
Restricted stock awards	(3,447)	(3,636)	(4,124)	(4,220)	(3,619)	(3,855)	(4,951)
Treasury stock, at cost	(82,431)	(81,731)	(79,688)	(78,276)	(77,657)	(80,540)	(71,701)

Total Shareholders’ Equity	370,722	364,495	364,574	367,628	364,653	366,859	369,239

Total Liabilities and Shareholders’ Equity	$3,882,052	$3,932,743	$3,907,566	$3,894,900	$3,886,012	$3,904,332	$3,838,688